Exhibit 99.1

VIVUS ANNOUNCES OPERATIONAL UPDATE

MOUNTAIN VIEW, Calif., March 30, 2015 - VIVUS, Inc. (NASDAQ: VVUS) (the “Company”), a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health, today announced an operational update, including certain key corporate decisions and plans regarding Qsymia® (phentermine and topiramate extended-release) capsules CIV. These plans include further investments in high-value, consumer-focused digital media projects in support of obesity education and Qsymia, and focusing the Qsymia field sales organization of approximately 100 territories on the most productive target areas. Management will continue discussions with US and EU regulatory authorities regarding Qsymia development and potential cost-saving measures related to the planned cardiovascular outcomes trial (CVOT), and will aim to further improve corporate efficiency and control costs while maintaining and extending the value of avanafil.

“We are encouraged especially by the success of our Qsymia digital marketing initiatives, which are providing motivated consumers the new information they need to start a conversation with their healthcare providers about weight loss and Qsymia,” said Seth H. Z. Fischer, CEO of VIVUS. “This trend is seen also in the increasing number of new Qsymia prescribers, many of whom have not been targeted by our medical education or commercial sales activities. We are currently refining our commercial footprint in order to maintain proper deployment against the most important healthcare providers and payors within the anti-obesity market. Digital media, including search engine optimization and other Web-based patient outreach, will continue to be enhanced and will remain a priority going forward. We are continuing to identify efficient ways to build awareness for Qsymia as the market develops for FDA-approved treatments for the disease of obesity.”

VIVUS plans to discuss with U.S. regulatory authorities and key consultants potential cost-saving alternatives with respect to the Qsymia CVOT, known as AQCLAIM. The Company is also in the process of pursuing approval for Qsymia in the EU and other key countries, as well as new indications in other chronic diseases such as obstructive sleep apnea (OSA) and type 2 diabetes. VIVUS plans to optimize spending while pursuing these potential objectives.

“Our confidence in and commitment to our avanafil franchise remains unchanged,” Mr. Fischer concluded. “We will continue to work closely with our worldwide commercial alliance partners in the erectile dysfunction market as part of our effort to ensure that we maximize the potential value of this important asset. Our avanafil license with Mitsubishi Tanabe Pharma Corporation includes development and commercialization rights in all human indications, and we plan to conduct a proof-of-concept study with avanafil as a treatment for pulmonary arterial hypertension.”

About Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. Auxilium Pharmaceuticals, Inc. has exclusive marketing rights to STENDRA in the U.S. and Canada. In January 2015, Auxilium was purchased by Endo International, plc., or Endo.

STENDRA is available through retail and mail order pharmacies. Auxilium currently offers programs that help patients with out-of-pocket costs.

SPEDRA™, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to focus our promotional efforts, including digital media projects, on health-care providers and on patient education that, along with increased access to Qsymia and ongoing improvements in reimbursement, will result in the accelerated adoption of Qsymia; risks and uncertainties related to the impact of promotional programs for Qsymia on our net product revenue and net income (loss) in future periods; risks and uncertainties related to our ongoing dialog with the European Medicines Agency, or EMA, relating to our cardiovascular outcomes trial, or CVOT, and the resubmission of an application for the grant of a marketing authorization to the EMA, the timing of such resubmission, if any, the results of the CVOT, assessment by the EMA of the application for marketing authorization, their agreement with the data from the CVOT and our dialog with the EMA and the U.S. Food and Drug Administration regarding the CVOT and potential cost-saving alternatives related thereto; risks and uncertainties related to our ability to successfully seek approval for Qsymia in other territories outside the U.S. and European Union; risks and uncertainties related to our ability to successfully commercialize Qsymia and STENDRA/SPEDRA, as well as risks and uncertainties related to our failure to continue to develop innovative investigational drug candidates and drugs and new indications for our approved drugs; risks and uncertainties related to our ability to improve corporate efficiency and eliminate expenses that are not essential to expanding the use of Qsymia and avanafil; risks and uncertainties related to the timing, strategy, tactics and success of the launches and commercialization of STENDRA (avanafil) or SPEDRA (avanafil) by our sublicensees in the United States, Canada, the EU, Australia, New Zealand, Africa, the Middle East, Turkey, and the Commonwealth of Independent States, including Russia; and risks and uncertainties related to the timing of initiation and completion of the proof-of-concept study with avanafil as a treatment for pulmonary arterial hypertension. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2014 as filed on February 25, 2015 and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: The Trout Group
Dana B. Shinbaum	Brian Korb
Corporate Development & Investor Relations	Managing Director
shinbaum@vivus.com	bkorb@troutgroup.com
650-934-5200	646-378-2923